WORLD FUNDS TRUST 485BPOS

Exhibit 99(g)(5)

Dated: January 2, 2024

EXHIBIT A

TO THE CUSTODY AGREEMENT

BETWEEN WORLD FUNDS TRUST AND FIFTH THIRD BANK

April 22, 2015

Amended as of September 20, 2017

Amended as of November 13, 2018

Amended as of February 20, 2019

Amended as of May 29, 2019

Amended as of August 29, 2019

Amended as of February 18, 2021

Amended as of August 5, 2021

Amended as of February 28, 2022

Amended as of January 2, 2024

Name of Fund	Date
Applied Finance Dividend Fund	April 22, 2015
Applied Finance Explorer Fund	April 22, 2015
Clifford Capital Partners Fund	November 10, 2015
Clifford Capital Focused Small Cap Value Fund	August 28, 2019
Clifford Capital International Value Fund	February 23, 2022
Applied Finance Select Fund	April 21, 2016
Vest Large Cap 10% Buffer Strategies Fund	April 21, 2016
Vest Large Cap 20% Buffer Strategies Fund	August 24, 2016
Vest S&P 500® Dividend Aristocrats Target Income Fund	July 14, 2017
Vest Bitcoin Strategy Managed Volatility Fund	August 5, 2021
Vest US Large Cap 10% Buffer Strategies VI Fund	February 23, 2022
Vest US Large Cap 20% Buffer Strategies VI Fund	February 23, 2022
Rule One Fund	February 20, 2019
Philotimo Focused Growth and Income Fund	February 18, 2021
Curasset Capital Management Core Bond Fund	August 24, 2021
Curasset Capital Management Limited Term Bond Fund	August 24, 2021

Signatures:

WORLD FUNDS TRUST

By:	/s/ David A Bogaert
Name:	David A Bogaert
Title:	President

FIFTH THIRD BANK

By:	/s/ Ryan Henrich
Name:	Ryan Henrich
Title:	Vice President